Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2008,  with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of NorthStar Realty Finance Corp. on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in this Registration Statement of NorthStar Realty Finance Corp. on Form S-3, and to the use of our name as it appears under the caption “Experts” in such Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

July 25, 2008